FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-06

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 03/30/23 12:51:24 UTC-4:00

To: [REDACTED] (WELLS FARGO SECURITI )

Subject: NEW ISSUE CMBS: BANK5 2023-5YR1 *PUBLIC IO ANNOUNCEMENT*

BANK5 2023-5YR1 - PUBLIC NEW ISSUE

**IO ANNOUNCEMENT** $878.397MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC MORGAN STANLEY & CO. LLC BOFA SECURITIES, INC. CITIGROUP GLOBAL MARKETS INC.

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/S&P	SIZE($MM)	~PROCEEDS($MM)	SUGGESTED	TALK
X-A	AAAsf/AAA(sf)/AAA(sf)	682.250	9.25	T+250 / AUCTION	10AM ON 3/31

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,025,941,018
NUMBER OF LOANS:	24
NUMBER OF PROPERTIES:	134
WA CUT-OFF LTV:	51.2%
WA BALLOON LTV:	50.7%
WA U/W NCF DSCR:	1.90x
WA U/W NOI DEBT YIELD:	13.3%
WA MORTGAGE RATE:	6.4291%
TOP TEN LOANS %:	68.7%
WA REM TERM TO MATURITY (MOS):	58
WA REM AMORTIZATION TERM (MOS):	347
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(34.9%), MSMCH(34.0%), CREFI(19.3%), WFB/BANA/CREFI(7.9%), BANA(3.8%)

TOP 3 PROPERTY TYPES:	OFFICE(32.4%), RETAIL(28.9%), INDUSTRIAL(20.9%)

TOP 5 STATES:	NY(12.9%), FL(10.1%), CA(9.1%), PA(7.6%), GA(7.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC

DIRECTING CERTIFICATEHOLDER:	BASIS INVESTMENT GROUP, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	MARCH 31, 2023
ANTICIPATED SETTLEMENT:	APRIL 19, 2023

THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	BANK5 2023-5YR1
Password:	20235YR1

Intex:
Dealname:	BK5235Y1
Password:	fi1ot5r7uoh4grlcnc20z

CONFERENCE CALLS:	UPON DEMAND

LIVE GLOBAL INVESTOR CALL ON THURSDAY, MARCH 23 AT 2 PM ET:

PARTICIPANT OPERATOR ASSISTED DIAL-IN

United States Toll-Free: +1 833 470 1428

United States Toll/International: +1 404 975 4839

Access Code: 951606

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.